                                                                     EXHIBIT 3.5

                            ARTICLES OF INCORPORATION

                                       OF

                                  ROVCAL, INC.

     FIRST: That the name of the corporation is ROVCAL, INC.

     SECOND: The name of this corporation's initial agent for service of process in the State of California is:

                             C T CORPORATION SYSTEM

     THIRD: This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is: One Thousand (1,000).

     FOURTH: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession, permitted to be incorporated by the California Corporations Code.

     FIFTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     IN WITNESS WHEREOF, the undersigned has executed these Articles this December 12, 1997.

           /s/ Bernadette McNamara
          ----------------------------
          Bernadette McNamara
          Incorporator